UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 5, 2025

Kenvue Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-41697	88-1032011
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Grandview Road Skillman, New Jersey	08558
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (908)-874-1200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	KVUE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On March 5, 2025, Kenvue Inc. (the “Company”) entered into a cooperation agreement (the “Agreement”) with Starboard Value and Opportunity Master Fund Ltd and certain of its affiliates (collectively, “Starboard”).
Pursuant to the Agreement, the Company (i) in accordance with Section 2 of Article Five of the Company’s Amended and Restated Certificate of Incorporation, adopted as of May 3, 2023, agreed to temporarily increase the size of the Board of Directors of the Company (the “Board”) from eleven to fourteen directors; (ii) agreed to appoint each of Sarah Hofstetter, Erica Lilith Mann and Jeffrey C. Smith (the “Starboard Appointee” and, together with Ms. Hofstetter and Ms. Mann, the “New Appointees”) as directors of the Company effective immediately, with each of their terms expiring at the 2025 annual meeting of the Company’s stockholders (the “2025 Annual Meeting”); and (iii) agreed to nominate each of the New Appointees and ten incumbent directors of the Company for election to the Board at the 2025 Annual Meeting. Following the 2025 Annual Meeting until the expiration of the Standstill Period (as defined below), the Company may not increase the size of the Board to more than thirteen directors without Starboard’s prior written consent.
With respect to the 2025 Annual Meeting, Starboard agreed to, among other things, (i) withdraw its letter to the Company dated December 10, 2024, nominating a slate of director candidates to be elected to the Board at the 2025 Annual Meeting, and each director nomination set forth therein, and (ii) vote, subject to certain conditions, all shares of the Company’s common stock beneficially owned by Starboard in favor of the Company’s director nominees and in accordance with the Board’s recommendations on all other proposals, subject to certain limited exceptions.
Starboard also agreed to certain customary standstill provisions, effective as of the date of the Agreement through the earlier of (x) fifteen business days prior to the deadline for the submission of stockholder nominations for the 2026 annual meeting of the Company’s stockholders pursuant to the Company’s Amended and Restated Bylaws or (y) the date that is ninety days prior to the first anniversary of the 2025 Annual Meeting (the “Standstill Period”).
The Agreement also includes provisions regarding committee membership of the New Appointees, procedures for determining any replacements for the New Appointees, non-disparagement and expense reimbursement, among other matters.
The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The description of the matters included under Item 1.01 are incorporated into this Item 5.02 by reference.
Each of the New Appointees will receive the standard director compensation that the Company provides to its non-employee directors as described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 10, 2024.
The Starboard Appointee has been appointed to the Compensation & Human Capital Committee of the Board. Ms. Hofstetter has been appointed to the Audit Committee of the Board. Ms. Mann has been appointed to the Nominating, Governance & Sustainability Committee of the Board.
Ms. Hofstetter is the president of Profitero, Ltd., a subsidiary of Publicis Groupe S.A. The Company paid Profitero, Ltd. approximately $1.2 million in 2024 for advertising and marketing services. These services were provided to the Company on an arms’ length basis, and Ms. Hofstetter has no role in the Company’s decision making with respect to which firms to utilize for these services.
As of the date hereof, other than as set forth above, there are no transactions between any of the New Appointees and the Company that would be reportable under Item 404(a) of Regulation S-K.
Item 8.01 Other Events.
On March 5, 2025, the Company and Starboard jointly issued a press release announcing the appointment of the New Appointees and the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	Cooperation Agreement dated March 5, 2025, by and between Kenvue Inc. and the entities and natural person listed on the signature pages attached thereto
99.1	Press Release dated March 5, 2025
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENVUE INC.
Date: March 5, 2025	By:	/s/ Edward J. Reed
		Name: Title:	Edward J. Reed Vice President, Corporate Secretary